As filed with the Securities and Exchange Commission on June 14, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

Virginia	6411	54-1194795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

(804) 747-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Brent King, Esq.

Vice President, General Counsel and Assistant Secretary

Hilb Rogal & Hobbs Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

(804) 747-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Robert E. Spicer, Jr., Esq.

Williams Mullen

Two James Center

1021 East Cary Street

Richmond, Virginia 23219

(804) 643-1991

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, no par value	2,000,000 shares	$38.93	$77,860,000	$8,332

(1)	The Registrant previously registered 6,000,000 shares of Common Stock (which number reflects a two-for-one split of the Common Stock effective December 31, 2001) on a Registration Statement on Form S-4, Registration No. 333-50018, that was declared effective June 5, 2001. Pursuant to Rule 429(b) under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement constitutes a combined prospectus, and the Registrant is carrying forward 416,828 shares of such Common Stock in connection with this registration in addition to the 2,000,000 shares of Common Stock being registered herewith. The amount of the registration fee associated with such shares that was previously paid with the Registration Statement on Form S-4, Registration No. 333-50018, was $2,238.71.
(2)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(3)	Pursuant to Rule 457(c), the offering price is based on the average of the high ($39.15) and low ($38.71) prices of one share of Common Stock, as reported on the New York Stock Exchange on June 9, 2006, and has been established solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion–June 14, 2006

PROSPECTUS

2,416,828 Shares

[LOGO]

Hilb Rogal & Hobbs Company

Common Stock

This prospectus relates to 2,416,828 shares of our common stock that we may offer and issue from time to time in connection with acquisitions of independent insurance agencies and other businesses or assets.

We serve as an insurance and risk management intermediary between our clients and insurance companies that underwrite client risks. With offices located throughout the United States and in London, England, we assist clients in managing their risks in areas such as property and casualty, employee benefits and other areas of specialized exposure. We anticipate that future acquisitions will consist principally of acquisitions of insurance agencies that fit into our current operating models and strategic plans. Our current acquisition program is largely focused on acquisitions that strengthen our regions and middle-market and major account positions or add to our specialty lines of business and increase our range of services.

There are risks and uncertainties involved with an investment in shares of our common stock. See the “ Risk Factors” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the Securities and Exchange Commission and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

Our common stock is listed on the New York Stock Exchange under the symbol “HRH.” On June 9, 2006, the closing sales price of our common stock as reported on the New York Stock Exchange was $38.76 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2006.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

This prospectus “incorporates by reference” important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below, which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005.

•	Those portions of our 2005 Annual Report to Shareholders and Proxy Statement for the Annual Meeting of Shareholders held on May 2, 2006 that have been incorporated by reference into our Form 10-K.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Our Current Reports on Form 8-K filed January 9, 2006, February 17, 2006, April 3, 2006, and April 27, 2006, and our Current Report on Form 8-K/A filed January 23, 2006.

•	The description of our common stock as set forth in our Current Report on Form 8-K dated May 6, 2003.

We also incorporate by reference all documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

A. Brent King, Esquire

Vice President, General Counsel and Assistant Secretary

Hilb Rogal & Hobbs Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

Telephone: (804) 747-6500

Facsimile: (804) 747-3194

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No one else is authorized to provide you with different information. We are not making an offer of

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shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the SEC and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

THE COMPANY

We serve as an insurance and risk management intermediary between our clients and insurance companies that underwrite client risks. With offices located throughout the United States and in London, England, we assist clients in managing their risks in areas such as property and casualty, employee benefits and other areas of specialized exposure.

Our client base ranges from personal to large national accounts and is primarily comprised of middle-market and major commercial and industrial accounts. Middle-market businesses are generally businesses that do not have internal risk management departments and outsource that function to an intermediary. Major accounts, which may have risk management departments, typically generate annual commissions and fees in excess of $100,000.

Insurance commissions (and fees in lieu of commission) typically account for approximately 92% to 94% of our total annual revenues. We also advise clients on risk management and employee benefits and provide claims management and loss control consulting services to clients, which typically contribute approximately 4% to 6% of our total annual revenues.

Since 1984, we have acquired over 220 independent agencies. Since 1997, our acquisition program has been focused on independent intermediaries that fit into our current operating models and strategic plans and targets entities that strengthen our regions and middle-market and major account positions or add to our specialty lines of business and increase our range of services.

Our offices typically act as independent agents representing a large number of insurance companies, which gives us access to specialized products and capacity needed by our clients. Our offices and regions are staffed to handle the broad variety of insurance needs of our clients. We also market excess and surplus lines insurance, reinsurance, and specialty programs through our excess and surplus lines agencies and our Managing General Agencies/Underwriters to our own offices and other intermediaries.

We have our principal executive office at 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. We maintain an internet website at www.hrh.com.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and issued by us from time to time in connection with acquisitions by us of independent insurance agencies and other businesses or assets. We do not expect to receive any cash proceeds from the sale of these shares of common stock.

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PLAN OF DISTRIBUTION

This prospectus relates to 2,416,828 shares of our common stock that we may offer and issue from time to time in connection with acquisitions of independent insurance agencies and other businesses or assets. The consideration for these acquisitions may consist of shares of our common stock, cash, notes or other evidences of debt, assumption of liabilities or any combination of these or other items.

The amount and type of the consideration that we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the independent insurance agencies and other businesses or assets to be acquired after taking into account the current and anticipated future value of these agencies, businesses or assets, along with all other relevant factors. These factors may include the following items:

•	the established quality and reputation of the business and its management;

•	gross commission and fee revenues;

•	earning power;

•	cash flow;

•	growth potential;

•	location of the business and properties to be acquired; and

•	geographical and service diversification resulting from the acquisition.

We expect that any shares of our common stock issued to the owners of these agencies, businesses or assets to be acquired will be valued at a price reasonably related to the current market value of our common stock either at the time an agreement is reached regarding the terms of the acquisition or upon delivery of the shares.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

We may be required to provide further information with respect to a specific acquisition by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning the acquisition. Any post-effective amendment must become effective under the Securities Act before we may sell any additional shares of our common stock by means of this prospectus.

RESTRICTIONS ON RESALES

Shares of common stock that we issue under this prospectus to the shareholders or owners of independent insurance agencies and other businesses may be subject to substantial resale restrictions. These restrictions may depend on whether we have obtained from the acquired business and filed with the SEC both financial statements for the acquired business, some of which may need to be audited depending on the financial significance of the business to us, and pro forma financial information with respect to us that reflects the acquisition.

Shareholders and owners that are deemed to be “affiliates” of the acquired business generally may make resales of the common stock that they acquired from us under this prospectus in accordance with Rule 145(d) of the Securities Act of 1933. The SEC, however, will not permit these affiliates to make resales until we have filed the required financial statements and pro forma financial information described above. In addition, affiliates of the acquired business who have become affiliates of us following the acquisition may make resales of common stock only in compliance with Rule 144 of the Securities Act. Shareholders and owners that are not deemed to be affiliates of the acquired business or of us following the acquisition generally may make resales of the common stock that they acquired from us without restriction.

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To the extent that it is not practicable to prepare and present the required financial information, neither affiliates nor non-affiliates of the acquired business may make resales of common stock until we have filed with the SEC financial statements for us that cover an appropriate period of time and that reflect the acquisition as required by SEC accounting regulations.

All shareholders and owners should seek the advice of their own counsel with respect to the legal requirements for any resales.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule incorporated by reference and included in our Annual Report on Form 10-K, respectively, for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the shares of our common stock to be issued by us through this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s Public Reference Room facility located at 100 F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is listed on the New York Stock Exchange under the symbol “HRH.” Our reports, proxy statements and other information may also be reviewed at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the address set forth above.

We also maintain an Internet site at www.hrh.com, which contains information relating to us and our business.

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2,416,828 Shares

[LOGO]

Hilb Rogal & Hobbs Company

Common Stock

PROSPECTUS

June     , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit No.	Document
4.1	Amended and Restated Articles of Incorporation of the Registrant, (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, dated May 6, 2003, File No. 0-15981).

4.2	Amended and Restated Bylaws of the Registrant, (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated February 14, 2006, File No. 0-15981).

5.1	Legal opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.*

24.1	Powers of attorney (included on signature page).*

*	Filed herewith.

(b)	Financial Statement Schedules:

Not applicable.

(c)	Reports, Opinions or Appraisals:

Not applicable.

Item 22.	Undertakings.

(a)	Undertakings Required by Item 512 of Regulation S-K.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Henrico County, Commonwealth of Virginia, on June 12, 2006.

HILB ROGAL & HOBBS COMPANY

By:	/s/ Martin L. Vaughan, III
Martin L. Vaughan, III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Walter L. Smith and A. Brent King as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin L. Vaughan, III Martin L. Vaughan, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2006

/s/ Michael Dinkins Michael Dinkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 12, 2006

/s/ John Hamerski John Hamerski	Vice President and Controller (Principal Accounting Officer)	June 12, 2006

/s/ Robert H. Hilb Robert H. Hilb	Chairman Emeritus and Director	June 9, 2006

Theodore L. Chandler, Jr.	Director

Norwood H. Davis, Jr.	Director

/s/ Robert W. Fiondella Robert W. Fiondella	Director	June 12, 2006

/s/ Anthony F. Markel Anthony F. Markel	Director	June 12, 2006

Signature	Title	Date
Thomas H. O’Brien	Director

/s/ Julious P. Smith, Jr. Julious P. Smith, Jr.	Director	June 12, 2006

/s/ Warren M. Thompson Warren M. Thompson	Director	June 12, 2006

/s/ Robert S. Ukrop Robert S. Ukrop	Director	June 12, 2006

EXHIBIT INDEX

Exhibit No.	Document

4.1	Amended and Restated Articles of Incorporation of the Registrant, (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, dated May 6, 2003, File No. 0-15981).

4.2	Amended and Restated Bylaws of the Registrant, (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated February 14, 2006, File No. 0-15981).

5.1	Legal opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.*

24.1	Powers of attorney (included on signature page).*

*	Filed herewith.